Exhibit 10.12	MultiCell Technologies, Inc. Director Compensation March 2005

Per Meeting Fee

Paid In Stock:
Board Fees	$3,000
Audit Committee	$1,000
Compensation Committee	$1,000
Audit Committee Chair	$4,000